EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Resource Bankshares Corporation


We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-58417) of Resource Bankshares Corporation of our report dated January 28, 1999, except for Note 21 as to which the date is March 24, 1999, relating to the consolidated balance sheets of Resource Bankshares Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders equity and cash flows for the years then ended, which report appears in the December 31, 1998 Annual Report of Resource Bankshares Corporation.

/s/ GOODMAN & COMPANY, L.L.P.
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One Commercial Place
Norfolk, Virginia
March 24, 1999